Exhibit 99.1

Mistras Group Announces Third Quarter Results

•	Q3 Net Loss of ($7.0) million or ($0.25) per diluted share, including non-cash Intangible Asset Write-Off Pertaining to Products Subsidiary of ($9.8) million or ($0.33) net of tax;

•	Excluding special items, the Company's net income would have been $4.0 million, or $0.13 per diluted share.

•	Services Segment Q3 Revenues Increased 8% vs. Prior Year

MISTRAS Group, Inc., November 6, 2017 4:01 PM

PRINCETON JUNCTION, N.J., November 6, 2017 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its third quarter ended September 30, 2017.

Revenues for the third quarter of 2017 were $179.6 million, 6% higher than prior year. Third quarter 2017 net loss was ($7.0) million or ($0.25) per diluted share, versus net income of $7.2 million or $0.24 per diluted share in the prior year. Third quarter 2017 results included the following special items:

•	Write-off of intangible assets pertaining to the Company’s Products and Systems segment reduced operating income by $15.8 million ($9.8 million net-of-tax);

•	Severance pertaining to cost reductions reduced operating income by $0.5 million ($0.4 million net-of-tax)

•	Reserve established for litigation settlement reduced operating income by $1.2 million ($0.7 million net-of-tax)
Excluding these special items, the Company’s net income would have been $4.0 million, or $0.13 per diluted share.

The Company generated $35.2 million of cash from operating activities and $19.9 million of free cash flow during the first nine months of 2017, both of which were reduced by the $6.3 million payment of a prior year legal settlement. The Company used $8.4 million of its free cash flow to complete two acquisitions and $15.9 million to repurchase common stock. The Company’s net debt (total debt less cash) was approximately $92.0 million at September 30, 2017.

Performance by segment was as follows:

Services segment Q3 revenues increased by $10 million or 8% over prior year, despite the impact of the 2017 summer hurricanes. Services revenue continued to be impacted by one challenged region. Revenues from all other regions increased approximately 13%, including mid-single digit positive organic growth.

Services segment Q3 operating income declined by $0.5 million, or 4% over prior year, and by $0.9 million or 7%, excluding special items. The decline was primarily driven by a challenged region which resulted in decreased operating income. Operating income of all other regions improved by over 10% compared with prior year. In addition, driven by the aforementioned hurricane impact, there was an adverse impact in utilization of technicians during Q3.

International segment Q3 revenues increased by $0.3 million or 1% compared with prior year, inclusive of the beneficial impact of foreign exchange rates. International revenues were adversely impacted by an organic decline in Germany, driven primarily by sales declines pertaining to two customers who either reduced or moved production in relation to aerospace business.

International segment Q3 operating income declined by $4.7 million or 82% compared with prior year. The reduction was driven by reductions in Germany, caused by its aforementioned revenue decline, and in the Company’s UK business. The UK business experienced a negative sales mix and lower levels of utilization at some of its locations. This performance caused the Company to determine that it will take cost reduction actions in the UK business, closing at least one location and reducing headcount. Severance of $0.3 million was recorded in Q3 and additional severance and charges are expected in Q4 related to this initiative.

Products and Systems segment Q3 revenue declined by $0.5 million or 8% compared with prior year. During Q3, Management determined that a subsidiary of the Products and Systems segment is no longer aligned with the future direction of this segment, and is evaluating its alternatives concerning this subsidiary. Goodwill and intangible assets of $15.8 million were written off during Q3, caused by lower than previously expected future operating performance of the segment.

Chief Executive Officer Dennis Bertolotti stated, "I continue to be pleased with the performance of our Services segment. As expected, market conditions in the fall of 2017 turned modestly positive compared with an unusually low level of prior year activity. Our team worked with our customers to minimize the impact of the summer hurricanes and fortunately there appears to have been no lasting physical damage from these events.”

Mr. Bertolotti added: “We are working diligently to position the Company for its next phase of growth. During Q3 we restructured the Services segment leadership team and as our Q3 results demonstrate, we are already seeing benefits from increased focus and accountability. We are committed to our Products and Systems segment but we are reevaluating alternatives for its subsidiary and will take decisive action there. Finally, we are in the process of reducing costs in our UK business to get down to a core focus that will enable strong improvement in 2018 and in the years to come.”

Mr. Bertolotti concluded, stating “In addition to these initiatives, we are making good progress on our previously announced $5 million cost reduction program, and we have integrated our two recent acquisitions to become key contributors to our ongoing success. Our acquisition pipeline is full with opportunities to grow and to diversify our Services business, and we intend to continue to pursue this growth avenue to take advantage of what we expect will be a market that continues to gradually improve in 2018.”

Updated Guidance for Reminder of 2017
North American inspection services market conditions have been in line with the Company’s expectations throughout 2017, and this is expected to continue for Q4. Services segment results have also been in line with Company expectations and are expected to improve over prior year in Q4. Services segment results for the fiscal year are expected to meet our previous expectations, excluding the adverse impacts of the summer hurricanes and the nuclear customer bankruptcy that occurred in earlier in 2017.
The Company’s International and Products & Systems segments have performed below expectations in 2017, driving the restructuring actions described above. Because of this performance, the Company now expects that its adjusted EBITDA will come in at the lower end of our previously forecasted range of $66 million to $70 million for calendar 2017.
Based upon its preliminary planning for 2018, the Company expects revenue and profit growth in each of its segments next year, driven by a number of growth initiatives and benefits to be realized from cost reduction activities.

Conference Call
In connection with this release, Mistras will hold a conference call on November 7, 2017 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 2898665 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Transition Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to Mistras Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A Reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt and capital lease obligations, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	September 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$26,863	$19,154
Accounts receivable, net	140,189	130,852
Inventories	11,237	10,017
Deferred income taxes	—	6,230
Prepaid expenses and other current assets	16,077	16,399
Total current assets	194,366	182,652
Property, plant and equipment, net	77,173	73,149
Intangible assets, net	42,242	40,007
Goodwill	165,704	169,940
Deferred income taxes	2,108	1,086
Other assets	2,829	2,593
Total assets	$484,422	$469,427
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$8,925	$6,805
Accrued expenses and other current liabilities	65,608	58,697
Current portion of long-term debt	2,490	1,379
Current portion of capital lease obligations	6,261	6,488
Income taxes payable	4,576	4,342
Total current liabilities	87,860	77,711
Long-term debt, net of current portion	101,803	85,917
Obligations under capital leases, net of current portion	8,349	9,682
Deferred income taxes	9,238	17,584
Other long-term liabilities	9,510	7,789
Total liabilities	216,760	198,683
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,434,816 and 29,216,745 shares issued	294	292
Additional paid-in capital	221,149	217,211
Treasury stock, at cost, 1,146,249 and 420,258 shares	(24,923)	(9,000)
Retained earnings	88,744	91,803
Accumulated other comprehensive loss	(17,789)	(29,724)
Total Mistras Group, Inc. stockholders’ equity	267,475	270,582
Non-controlling interests	187	162
Total equity	267,662	270,744
Total liabilities and equity	$484,422	$469,427

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Revenue	$179,570	$168,811	$513,326	$514,606
Cost of revenue	126,316	112,754	360,144	352,027
Depreciation	5,357	5,406	15,790	16,423
Gross profit	47,897	50,651	137,392	146,156
Selling, general and administrative expenses	38,217	34,995	113,491	107,266
Impairment charges	15,810	—	15,810	—
Research and engineering	555	643	1,749	1,928
Depreciation and amortization	2,738	2,513	7,854	8,140
Litigation charges	1,200	—	1,200	6,320
Acquisition-related expense (benefit), net	(248)	384	(589)	(99)
Income (loss) from operations	(10,375)	12,116	(2,123)	22,601
Interest expense	1,081	778	3,114	2,218
Income (loss) before (benefit) provision for income taxes	(11,456)	11,338	(5,237)	20,383
(Benefit) provision for income taxes	(4,503)	4,083	(2,199)	6,908
Net income (loss)	(6,953)	7,255	(3,038)	13,475
Less: net income attributable to non-controlling interests, net of taxes	15	17	21	29
Net income (loss) attributable to Mistras Group, Inc.	$(6,968)	$7,238	$(3,059)	$13,446
Earnings (loss) per common share:
Basic	$(0.25)	$0.25	$(0.11)	$0.46
Diluted	$(0.25)	$0.24	$(0.11)	$0.45
Weighted average common shares outstanding:
Basic	28,274	29,051	28,465	28,966
Diluted	28,274	30,231	28,465	30,139

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues
Services	$137,194	$127,153	$397,565	$395,089
International	38,200	37,922	106,360	105,275
Products and Systems	6,268	6,807	16,925	19,955
Corporate and eliminations	(2,092)	(3,071)	(7,524)	(5,713)
	$179,570	$168,811	$513,326	$514,606

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Gross profit
Services	$34,729	$33,704	$100,432	$102,652
International	10,432	13,133	29,720	33,673
Products and Systems	2,753	3,686	7,313	9,475
Corporate and eliminations	(17)	128	(73)	356
	$47,897	$50,651	$137,392	$146,156

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) before Special Items (non-GAAP)
(in thousands)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Services:
Income from operations	$11,699	$12,221	$31,211	$30,932
Litigation charges	—	—	—	6,320
Bad debt provision for a customer bankruptcy	—	—	1,200	—
Severance costs	163	43	493	43
Asset write-offs and lease terminations	—	—	123	—
Acquisition-related expense (benefit), net	(126)	345	(48)	(123)
Income before special items	11,736	12,609	32,979	37,172
International:
Income from operations	1,023	5,751	3,866	8,925
Severance costs	379	89	455	799
Acquisition-related expense (benefit), net	—	11	(501)	(53)
Income before special items	1,402	5,851	3,820	9,671
Products and Systems:
Income (loss) from operations	(15,573)	806	(16,913)	560
Impairment charges	15,810	—	15,810	—
Severance costs	—	—	—	17
Acquisition-related expense (benefit), net	—	—	—	—
Income (loss) before special items	237	806	(1,103)	577
Corporate and Eliminations:
Loss from operations	(7,524)	(6,662)	(20,287)	(17,816)
Litigation charges	1,200	—	1,200	—
Severance costs	—	133	—	133
Acquisition-related expense (benefit), net	(122)	28	(40)	77
Loss before special items	(6,446)	(6,501)	(19,127)	(17,606)
Total Company
Income (loss) from operations	$(10,375)	$12,116	$(2,123)	$22,601
Litigation charges	1,200	—	1,200	6,320
Impairment charges	15,810	—	15,810	—
Bad debt provision for a customer bankruptcy	—	—	1,200	—
Severance costs	542	265	948	992
Asset write-offs and lease terminations	—	—	123	—
Acquisition-related expense (benefit), net	(248)	384	(589)	(99)
Income before special items	$6,929	$12,765	$16,569	$29,814

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Nine months ended September 30,
	2017	2016
Net cash provided by (used in):
Operating activities	$35,226	$52,109
Investing activities	(22,516)	(12,487)
Financing activities	(7,114)	(32,491)
Effect of exchange rate changes on cash	2,113	(221)
Net change in cash and cash equivalents	$7,709	$6,910

Mistras Group, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

Nine months ended September 30, 2017
GAAP: Net cash provided by operating activities	$35,226
Less:
Purchases of property, plant and equipment	(14,413)
Purchases of intangible assets	(941)
Non-GAAP: Free cash flow	$19,872

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) to Adjusted EBITDA
(in thousands)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net income (loss)	$(6,953)	$7,255	$(3,038)	$13,475
Less: net income attributable to noncontrolling interests, net of taxes	15	17	21	29
Net income (loss) attributable to Mistras Group, Inc.	$(6,968)	$7,238	$(3,059)	$13,446
Interest expense	1,081	778	3,114	2,218
(Benefit) provision for income taxes	(4,503)	4,083	(2,199)	6,908
Depreciation and amortization	8,095	7,919	23,644	24,563
Share-based compensation expense	1,759	1,966	5,139	5,161
Litigation charges	1,200	—	1,200	6,320
Impairment charges	15,810	—	15,810	—
Acquisition-related expense (benefit), net	(248)	384	(589)	(99)
Severance	542	265	948	992
Asset write-offs and lease terminations	—	—	123	—
Bad debt provision for unexpected customer bankruptcy	—	—	1,200	—
Foreign exchange (gain) loss	271	(835)	597	(1,354)
Adjusted EBITDA	$17,039	$21,798	$45,928	$58,155

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(in thousands)

	Three months ended September 30,
	2017	2016
Net income (loss) (GAAP)	$(6,968)	$7,238
Impairment charges	9,797	—
Severance	375	177
Litigation charges	749	—
Net Income Excluding Special Items (non-GAAP)	$3,953	$7,415

Diluted EPS (GAAP)	$(0.25)	$0.24
Impairment charges	0.33	—
Severance	0.02	0.01
Litigation charges	0.03	—
Diluted EPS Excluding Special Items (non-GAAP)	$0.13	$0.25